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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  __________

                                  SCHEDULE 13G

                                (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                             (Amendment No._____)*


                                E. Piphany Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                    Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  26881V 10 0
                        ------------------------------
                                 (CUSIP Number)

                                   12/31/99
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                      ----------------------------
  CUSIP NO.  26881V 10 0              13G           Page 1 of 6 Pages
----------------------------                      ----------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      INFORMATION TECHNOLOGY VENTURES, L.P.

      94-3233967

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      CALIFORNIA LIMITED PARTNERSHIP
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,844,768
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,844,768
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,844,768
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      14.25%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------
                               *SEE INSTRUCTIONS

----------------------------                      ----------------------------
  CUSIP NO.  26881V 10 0              13G           Page 2 of 6 Pages
----------------------------                      ----------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ITV AFFILIATES FUND, L.P.

      94-3238338

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      CALIFORNIA LIMITED PARTNERSHIP
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          102,527
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          102,527
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      102,527
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      .38%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------
                               *SEE INSTRUCTIONS

----------------------------                      ----------------------------
  CUSIP NO.  26881V 10 0              13G           Page 3 of 6 Pages
----------------------------                      ----------------------------

Item 1(a).     Name of Issuer:

               E. Piphany, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               1900 So. Norfolk St. #310, San Mateo, CA 94403

Item 2(a).     Name of Person Filing:
               Information Technology Ventures, L.P.
               ITV Affiliates Funds L.P.

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               100 Hamilton Ave., #400, Palo Alto, CA 94301

Item 2(c).     Citizenship:

               Information Technology Ventures, L.P. - California Limited Partnership

               ITV Affiliates Funds, L.P. - California Limited Partnership

Item 2(d).     Title of Class of Securities:

               Information Technology Ventures, L.P. - Common Shares

               ITV Affiliates Funds, L.P. - Common Shares

Item 2(e).     CUSIP Number:

               Information Technology Ventures, L.P.

               ITV Affiliates Funds, L.P.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2
        (c), check whether the person filing is a:

        N/A

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act:

     (b) [_]  Bank as defined in section 3(a)(6) of the Exchange Act:

     (c) [_]  Insurance company as defined in section 3(a)(19) of the Exchange
              Act:

     (d) [_] Investment company registered under section 8 of the Investment Company Act:

     (e) [_]  An investment adviser in accordance with Rule
              13-d(1)(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

----------------------------                      ----------------------------
  CUSIP NO.  26881V 10 0              13G           Page 4 of 6 Pages
----------------------------                      ----------------------------

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          Information Technology Ventures, L.P.              3,844,768
          ITV Affiliates Fund, L.P.                            102,527

     (i)       Percent of class:
          Information Technology Ventures, L.P.        14.25%
          ITV Affiliates Fund, L.P.                      .38%


     (ii)    Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote
                 Information Technology Ventures, L.P.       0
                 ITV Affiliates Fund, L.P.                   0

          (ii)   Shared power to vote or to direct the vote
                 Information Technology Ventures, L.P.       3,844,768
                 ITV Affiliates Fund, L.P.                     102,527

          (iii)  Sole power to dispose or to direct the disposition of
                 Information Technology Ventures, L.P.       0
                 ITV Affiliates Fund, L.P.                   0

          (iv)   Shared power to dispose or to direct the disposition of
                 Information Technology Ventures, L.P.       3,844,768
                 ITV Affiliates Fund, L.P.                     102,527

     Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

     N/A

Instruction: Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item, and if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of the employee benefit plan, pension fund or endowment fund is not required.

     N/A

----------------------------                      ----------------------------
  CUSIP NO.  26881V 10 0              13G           Page 5 of 6 Pages
----------------------------                      ----------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

     N/A

Item 8.  Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

     N/A

Item 9.  Notice of Dissolution of a Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

     N/A

Item 10. Certification

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     N/A

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     N/A

----------------------------                      ----------------------------
  CUSIP NO.  26881V 10 0              13G           Page 6 of 6 Pages
----------------------------                      ----------------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              Information Technology Ventures,
                                              L.P.

                                               2/10/00
                                              ----------------------------------
                                                            Date

                                              /s/ Sam H. Lee
                                              ----------------------------------
                                                          Signature

                                              Sam H. Lee, General Partner
                                              ----------------------------------
                                                          Name/Title


                                              ITV Affiliates Fund, L.P.

                                              2/10/00
                                              ----------------------------------
                                                            Date

                                              /s/ Sam H. Lee
                                              ----------------------------------
                                                          Signature

                                              Sam H. Lee, General Partner
                                              ----------------------------------
                                                          Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 (b) for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).